This supplement relates to the         Registration Statements No. 333-41542 and
Prospectus for Offers and Sales of                                 No. 333-72036
Common Stock dated October 23, 2001              This filing is made pursuant to
                                                Rule 424(b)(3) and (c) under the
                                              Securities Act of 1933, as amended

                                 2003 SUPPLEMENT

                          TO PROSPECTUS FOR OFFERS AND

                            SALES OF COMMON STOCK OF

                              GOLDEN TELECOM, INC.

                         BY CERTAIN SELLING STOCKHOLDERS

         This Supplement dated August 19, 2003 to the Prospectus dated October 23, 2001 relating to offers and sales of shares of our common stock that have been or may be acquired upon exercise of incentive stock options or nonqualified stock options pursuant to our 1999 Equity Participation Plan by certain Selling Stockholders of Golden Telecom, Inc. contains certain current information that may change from year to year. The Supplement will be updated as necessary and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the October 23, 2001 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Golden Telecom, Inc., Legal Department, Representation Office Golden TeleServices, 1 Kozhevnichesky Proezd, Moscow, Russia, 115114. Capitalized terms used in this supplement have the meanings set forth in the Prospectus.

         DATE. The date of this supplement is August 19, 2003.

         INFORMATION REGARDING SELLING STOCKHOLDERS AND SHARES COVERED BY THE PROSPECTUS. The Prospectus covers 1,198,000 shares of our common stock that have been or may be acquired by the Selling Stockholders upon exercise as of August 19, 2003 pursuant to incentive stock options or nonqualified stock options granted pursuant to our 1999 Equity Participation Plan

         There are set forth in the following table opposite the name of each of the Selling Stockholders:

1.       Under the heading "Shares of common stock beneficially owned",

         - the shares of our common stock beneficially owned by each Selling Stockholder on August 19, 2003, including shares of our common stock (if any) of which each Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before October 18, 2003 of options that we have granted.

2. Under the heading "Shares awarded under the Plan or which may be acquired and offered", the shares of our common stock that:

         - have been acquired or may be acquired upon exercise of options under the Plan;

         - may be offered or sold by the Selling Stockholder using the Prospectus.

3. Under the heading "Shares of common stock to be owned after completion of the offering", the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on August 19, 2003.

         Certain options granted pursuant to the Plan may be transferred to a member of a Selling Stockholder's immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders and from our Compensation Committee.

                                                                                   (2)
                                                                                  SHARES          (3)
                                                                               AWARDED UNDER   SHARES OF
                                                                     (1)        THE PLAN OR      COMMON
                                                                  SHARES OF       WHICH           STOCK
                                                                   COMMON         MAY BE         TO BE
                                                                    STOCK        ACQUIRED        OWNED
                                     PRESENT PRINCIPAL           BENEFICIALLY      AND           AFTER
                                        POSITIONS OR                OWNED        OFFERED      COMPLETION
SELLING STOCKHOLDER            OFFICES WITH US OR AFFILIATES*        (a)           (b)        OF OFFERING
-------------------            ------------------------------    ------------  -------------  -----------
STAN ABBELOOS                  SENIOR VICE PRESIDENT AND           344,673       325,000        19,673
                               CHIEF OPERATING OFFICER

TOM ADSHEAD                    DIRECTOR OF INVESTOR RELATIONS          300            --           300

DAVID HERMAN                   DIRECTOR                                 --        10,000            --

MICHAEL NORTH                  DIRECTOR                                 --        10,000            --

JEFFREY RIDDELL                SENIOR VICE PRESIDENT AND           325,188       325,000           188
                               GENERAL COUNSEL

DAVID STEWART                  SENIOR VICE PRESIDENT,              154,405       200,000         9,961
                               CHIEF FINANCIAL OFFICER
                               AND TREASURER

ALEXANDER VINOGRADOV (c)       PRESIDENT AND CHIEF                 193,333       310,000            --
                               EXECUTIVE OFFICER

MICHAEL WILSON                 PRINCIPAL ACCOUNTING                 16,769        18,000            20
                               OFFICER AND CORPORATE
                               CONTROLLER

----------

      (a) Included in this column are the number of shares of our common stock which the selling stockholder has the right to acquire beneficial ownership of pursuant to the exercise on or before October 18, 2003 of options that we granted, as follows: Stan Abbeloos, 325,000; Jeffrey Riddell, 325,000; David Stewart, 144,444; Alexander Vinogradov (see



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
footnote (c) below), 193,333. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

         (b) Included in this column are the number of shares of our common stock that the Selling Stockholder has acquired or may acquire in the future upon exercise of an option, under the Plan. The numbers of such options are as follows: Stan Abbeloos, 325,000; David Herman, 10,000; Michael North, 10,000; Jeffrey Riddell, 325,000; David Stewart, 200,000; Alexander Vinogradov (see footnote (c) below), 310,000; Michael Wilson, 18,000. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

         (c) Owing to ambiguities and inconsistencies in Russian law, the Compensation Committee of the Board of Directors of Golden Telecom decided not to issue stock options to Mr. Vinogradov. Instead as part of its key employee incentive and retention policy, Golden Telecom established the Golden Telecom Incentive Bonus Program. Pursuant to this program Golden Telecom issues stock options to the GTI Equity Participation Plan Trust in numbers corresponding to the level of financial incentive Golden Telecom wishes to award Mr. Vinogradov. When Mr. Vinogradov desires and is eligible to receive the economic benefit of the options, he informs Golden Telecom. Golden Telecom then advises the trustee to exercise an appropriate number of options for contribution to the trust, and if requested, to sell the option shares. Upon request of the Company and Mr. Vinogradov the funds received by the trust from the sales are disbursed to Mr. Vinogradov in the form of incentive bonuses.

         MARKET PRICE. The last reported sale price of a share of our common stock as reported on the Nasdaq on August 18, 2003 was $28.51.

            DOCUMENTS INCORPORATED BY REFERENCE. For further current information about us and our subsidiaries, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including our Consolidated Financial Statements and see also our Proxy Statement for the 2003 Annual Meeting of Stockholders, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 and our Current Reports on Form 8-K filed April 29, 2003, June 5, 2003, June 26, 2003, August 8, 2003 and August 13, 2003. Each of the foregoing is on file with the Securities and Exchange Commission.



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